CERTIFICATE OF AMENDMENT

                                      OF

                        CERTIFICATE OF INCORPORATION

Abatix Environmental Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of Abatix Environmental Corp. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of capital stock which the corporation has authority to issue is as follows:

5,000,000 shares of Common Stock, $.001 par value per share.

500,000 shares of Preferred Stock, $1.00 par value per share.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations, or restrictions therof.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to determination of the following:

The number of shares constituting the series and the distinctive designation of the series;

The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;

Whether the series will have voting rights, and, if so, the terms of the voting rights;

Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

Whether or not the shares of the series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;

Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of the series; and

Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of creation of such series.

SECOND: That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of the outstanding Common Stock of the Corporation (consituting the only capital stock interest entitled to vote on such action) on September 15, 1995 have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Terry W. Shaver, its President, and attested by Gary L. Cox, its Secretary this 29th day of September, 1995.

                                           ABATIX ENVIRONMENTAL CORP.

                                           By /s/ Terry W. Shaver
(Seal)                                       --------------------------
                                             Terry W. Shaver, President

ATTEST:

By /s/ Gary L. Cox
  -----------------------
  Gary L. Cox, Secretary